                                                               HEI Exhibit 12.1
                                                               ----------------


Hawaiian Electric Industries, Inc. and subsidiaries
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(unaudited)


                                                Nine months ended                   Nine months ended
                                                  September 30,                       September 30,
                                       -------------------------------     -------------------------------
(dollars in thousands)                     1999 (1)          1999 (2)          1998 (1)          1998 (2)
----------------------------------------------------------------------------------------------------------

Fixed charges
Total interest charges (3).............     $115,616          $208,055          $108,333          $216,610
Interest component of rentals..........        3,315             3,315             2,648             2,648
Pretax preferred stock dividend
 requirements of subsidiaries..........        2,626             2,626             7,172             7,172
Preferred securities distributions of
  trust subsidiaries...................       12,016            12,016             9,289             9,289
                                       -------------     -------------     -------------     -------------


Total fixed charges....................     $133,573          $226,012          $127,442          $235,719
                                       =============     =============     =============     =============

Earnings
Pretax income from continuing
 operations............................     $106,322          $106,322          $119,659          $119,659
Fixed charges, as shown................      133,573           226,012           127,442           235,719
Interest capitalized...................       (2,171)           (2,171)           (5,145)           (5,145)


Earnings available for fixed charges...     $237,724          $330,163          $241,956          $350,233
                                       =============     =============     =============     =============


Ratio of earnings to fixed charges.....         1.78              1.46              1.90              1.49
                                       =============     =============     =============     =============

(1)  Excluding interest on ASB deposits.

(2)  Including interest on ASB deposits.

(3) Interest on nonrecourse debt from leveraged leases is not included in total interest charges nor in interest expense in HEI's consolidated statements of income.